Exhibit 10.4

Freehold Properties, Inc. Equity Incentive Plan

performance-based stock unit award
Award Agreement

This Agreement (this “Agreement”) is made and entered into on this __ day of _______, 20__, by and between Freehold Properties, Inc. (the “Company”) and [ ] (the “Participant”), in connection with the grant of an Award of Stock Units made on ________, 20__ (the “Grant Date”) under the Freehold Properties, Inc. Equity Incentive Plan (the “Plan”). For purposes of this Agreement, the defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

1.            Stock Unit. Subject to the terms and conditions set forth in the Plan and this Agreement, the Company awards to the Participant an Award of [ ] Stock Units (the “Award”), subject to adjustment as provided in Section 18.1 of the Plan. For purposes of the Plan, this Agreement and, if applicable, the Participant’s employment or service agreement with the Company or an Affiliate, references to the “target” award shall mean the full number of Stock Units set forth in this Paragraph 1. The Stock Units, or a portion thereof, will be earned on the achievement of the applicable performance goal set forth in Exhibit A to this Agreement during the period commencing on Grant Date and ending __________, 20__ (the “Performance Period”). The Stock Units covered by the Award are subject to forfeiture in the event the Participant ceases to be a Service Provider prior to vesting of such shares in accordance with the schedule in Paragraph 3, or as otherwise set forth in Paragraph 4, in each case except as may be provided otherwise in the Participant’s employment or service agreement with the Company or an Affiliate, if applicable.

2.            Transfer of Award. Except for transfers pursuant to a will or the laws of descent and distribution, the Award is not transferable and the Participant may not make any disposition of the Award, the shares of Common Stock that may be issued under the Award, or any interest herein, prior to the date the Award is settled and shares of Common Stock are issued to the Participant; provided, however, that the Award may be transferred to the extent consented to by the Committee. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.

3.            Vesting and Settlement of Award.

(a)            Except as otherwise provided in the Plan, this Agreement or, if applicable, the Participant’s employment or service agreement with the Company or an Affiliate, the Stock Units will vest when the Committee determines the level of achievement of performance in accordance with Exhibit A. The Participant will receive one share of Common Stock for each Stock Unit that vests, with the issuance of such shares occurring within sixty (60) days after the end of the Performance Period or, if vesting occurs due to a Change in Control or termination of the Participant’s Service, within sixty (60) days after such event. Any Stock Units that do not vest will thereupon be cancelled and forfeited.

(b)           For clarity, the Stock Units may become vested prior to completion of the Performance Period in the event of a Change in Control (to the extent provided in the Plan or by the Committee) or in connection with a termination of Service (to the extent so provided in Paragraph 4 of this Agreement or in the Participant’s employment or service agreement with the Company or an Affiliate, if applicable, or to the extent so determined by the Committee).

(c)            For clarity, the Company shall not deliver shares of Common Stock to the Participant until the Award vests. Any certificates representing the shares of Common Stock issued pursuant to this Agreement shall be issued in the Participant’s name; however, in lieu of issuing stock certificates, the Company may record shares of Common Stock subject to the Award in book entry form.

4.            Termination of Services.

(a)            The Award will automatically become fully vested upon termination of the Participant’s Service (i) due to the Participant’s death, (ii) by the Company without Cause (including termination by the Company due to the Participant’s Disability) or (iii) by the Participant for Good Reason.

(b)            Except as provided in Paragraph 4(a) or, if applicable, the Participant’s employment or service agreement with the Company or an Affiliate, all Stock Units that have not yet become vested on the date of termination of the Participant’s Service shall automatically be forfeited as of the date of termination.

5.            Status of Participant. The Participant shall not be deemed a stockholder of the Company with respect to shares of Common Stock that may be issued upon or following vesting of the Award and shall not be entitled to exercise voting rights or to receive dividends with respect thereto unless and until the Award vests and shares of Common Stock are issued to the Participant; provided, however, the Participant shall accrue Dividend Equivalent Rights while the Award is outstanding, which Dividend Equivalent Rights shall be credited to the Participant and paid in cash to the Participant at or following vesting of the Award when shares of Common Stock are issued to the Participant.

6.            Tax Withholding. The Award shall be subject to applicable tax withholding obligations. The Company shall withhold from the Award the number of shares of Common Stock with a Fair Market Value that is equivalent to the Company’s federal, state and other tax withholding obligations unless the Participant makes other arrangements to pay to the Company the amount of such required withholdings. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due the Participant taxes required to be withheld with respect to the Award.

7.            No Effect on Capital Structure. The Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

8.            Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Such decision by the Committee shall be final and binding.

9.            Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of this Agreement and as the Plan is amended from time to time. The Plan, and all amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. The term “Section” generally refers to provisions within the Plan. The term “Paragraph” shall refer to a provision of this Agreement.

10.            Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail, delivery service or electronic mail. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company shall be addressed as follows:

Freehold Properties, Inc.

Attn:

232 3rd Ave N

Franklin, Tennessee 37064

Phone:

Email:

Notices to the Participant shall be hand-delivered to the Participant on the premises of the Company or its Subsidiaries, or sent via electronic mail or mailed to the last address shown on the records of the Company.

11.            Information Confidential. As partial consideration for the granting of the Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

12.            Amendment. The Company, acting through the Committee or through the Board, may amend this Agreement at any time for any purpose determined by the Company in its sole discretion that is consistent with the Plan, including but not limited to an amendment to accelerate the vesting of the Award or to permit transfers of the Award to certain individuals specified by the Participant. All amendments must be in writing. The Company may not amend this Agreement, however, without the Participant’s express agreement to any amendment that could adversely affect the material rights of the Participant.

13.            Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Maryland, without regard to the principles of conflicts of laws thereof.

[Execution Page Follows]

EXECUTION PAGE

In Witness Whereof, the Company has caused this Agreement to be executed and the Participant has set his hand hereto on the day and year first above written.

FREEHOLD PROPERTIES, INC.

By:

Name:
Title:

PARTICIPANT

EXHIBIT A

The Stock Units granted pursuant to the Award will vest based on the Company’s absolute total return to stockholders (“TSR”). Except to the extent provided otherwise in the Plan, the Agreement or, if applicable, the Participant’s employment or service agreement with the Company or an Affiliate, performance will be measured over the Performance Period. The number of Stock Units that vest will be determined as follows (rounded down to the nearest whole share):

Absolute TSR Vesting Schedule
TSR Performance	% of Stock Units That Vest
24.0%	0%
30.0%	50%
36.0%	100%

To the extent performance is between any two designated amounts, the percentage of the Award earned will be determined using a straight line linear interpolation between the two designated amounts.

For purposes of calculating the number of Stock Units that vest, the Company’s TSR will be equal to (i) (a) the value per share of Common Stock at the end of the Performance Period, assuming reinvestment on the payment date of dividends, less (b) the value per share at the beginning of the Performance Period, divided by (ii) the value per share at the beginning of the Performance Period, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)). For this purpose, the value per share at the beginning of the Performance Period will be initial public offering price of the Common Stock, and the value per share at the end of the Performance Period will be the average closing stock price over last fifteen (15) trading days ending on the last trading day of the Performance Period.

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